Exhibit 99.1

News Release

NYSE: MGG

Date: Dec. 19, 2006

Contact: Paula Farrell

paula.farrell@magellanlp.com

MGG Announces Third Independent Board Member

TULSA, Okla. -- Magellan Midstream Holdings, L.P. (NYSE: MGG) announced the election of Robert G. Croyle as the third independent member of its general partner's board of directors. He also will serve on the board's audit and conflicts committees.

Croyle is currently Vice Chairman and Chief Administrative Officer of Rowan Companies, Inc., which provides international and domestic contract drilling services. He began his career with Rowan in 1973 and subsequently held the senior positions of Vice President-Legal and Executive Vice President. He will retire from Rowan on Dec. 31, 2006.

"Bob's overall knowledge of the energy industry and his broad management experience will be valuable additions to the board for Magellan Midstream Holdings," said Don Wellendorf, chief executive officer.

Croyle received an undergraduate degree from Franklin & Marshall College and a Juris Doctorate from The University of Texas School of Law.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.